Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No.

76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

Material Fact

Request For Judicial Reorganization

Oi S.A. (the “Company”), in accordance with Art. 157, paragraph 4 of Law No. 6,404/76 (the “Brazilian Corporations Law”) informs its shareholders and the market in general that, on this date, in conjunction with its wholly-owned direct and indirect subsidiaries, Oi Móvel S.A., Telemar Norte Leste S.A., Copart 4 Participações S.A., Copart 5 Participações S.A., Portugal Telecom International Finance BV and Oi Brasil Holdings Coöperatief U.A. (the “Oi Companies”), filed a request for judicial reorganization of the Oi Companies with the Court of the State of Rio de Janeiro, pursuant to Art. 51 of Law No. 11,101/05 and Art. 122 of the Brazilian Corporations Law, pursuant to an urgent measure approved by the Company’s Board of Directors and the other authorized governing bodies of the Oi Companies at meetings held on this date.

As previously announced, the Oi Companies, together with their financial and legal advisors, are conducting efforts and studies to optimize their liquidity and indebtedness profile. The Company, together with its legal and financial advisors, also negotiated with its creditors and with Moelis & Company, a financial advisor to a group of bond holders, seeking mutual agreement as to the consensual restructuring of the Oi Companies’ indebtedness and to strengthen their capital structure.

However, considering the challenges of the Oi Companies’ economic and financial situation in connection with the maturity schedule of their financial debts, the threats to the assets of the Oi Companies represented by imminent attachments or freezings in judicial lawsuits and the urgent need to adopt measures that protect the Oi Companies, the Company decided that filing for judicial reorganization would be the most appropriate course of action at this time to (i) preserve the continuity of its offering of quality services to its customers, within the rules and commitments undertaken with the Brazilian National Telecommunications Agency—ANATEL, (ii) preserve the value of the Oi Companies, (iii) maintain the continuity of operations and corporate activities in an organized manner that protects the interests of the Oi Companies and their subsidiaries, their customers, shareholders and other stakeholders, and (iv) protect the Oi Companies’ cash and cash equivalents.

The request for judicial reorganization was filed due to challenges confronted by the Company’s management in finding a viable alternative with its creditors that enables the Company to achieve the abovementioned purposes, and to adequately protect the Oi Companies against creditors while preserving the continuity of the Oi Companies’ operations. The total claims of persons not controlled by Oi listed in documents filed with the request for judicial reorganization total, on this date, approximately R$65.4 billion. The Management of the Oi Companies intends to take all necessary measures and take the necessary actions in all appropriate jurisdictions to guarantee the effectiveness of this request for judicial reorganization.

The filing of the request for judicial recovery is another step towards the Company’s financial restructuring, and the Company will continue working to secure new customers while maintaining its service and product sales to all market segments, in all of its distribution and customer service channels. Installation, maintenance and repair will also continue to be promptly carried out. The Company’s entire workforce will maintain normal operations, continuing all commercial, operating and administrative activities. The Company maintains its focus on investing in structural projects that aim to promote quality customer service and to continue bringing technological advances, high-standard services and innovations to its clients.

General Meeting and Documents Available to Shareholders and the Market

The request for judicial reorganization will be submitted to a Company’s General Shareholders’ Meeting resolution, the call of which was approved on this date by the Board of Directors. The documents required under the Brazilian Corporations Law and by CVM norms applicable to this Material Fact’s subject matter, including the petition through which the request for judicial reorganization was filed, are available to the Company’s shareholders at the Company’s headquarters and its website (www.oi.com.br/ri). Copies of these materials are also available on the CVM’s Sistema Empresas.NET (www.cvm.gov.br), as well as the BM&FBovespa’s website (www.bmfbovespa.com.br), and English-language translations of these materials will be furnished as soon as possible to the U.S. Securities and Exchange Commission on Form 6-K.

Maintenance of the Company’s Current Management and Other Information

There are no expected alterations to the management or staff structure of the Oi Companies during the judicial reorganization process, and if the request is accepted, all labor obligations and benefits will be maintained as usual. The Oi Companies expect that their operations will follow their natural course pursuant to industry dynamics, the macroeconomic environment and the businesses’ strategic direction. The Company team will maintain its operational focus on the achievement of budgeted planned projects and the pursuit of goals planned for 2016.

The Company reinforces its confidence in its operational and commercial capacities to successfully obtain approval for a judicial reorganization plan that will create value for the Company, as well as to maintain its high level customer service.

The Company will keep its shareholders and the market informed about the development of the issues disclosed in this Material Fact, and will timely disclose, according to existing law and regulations, other information regarding the process of the judicial reorganization request.

Rio de Janeiro, June 20, 2016.

Oi S.A.

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Special Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of Oi’s management and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.

3